Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
NEW QUEST HOLDINGS CORP.
     FIRST: The name of the corporation is New Quest Holdings Corp. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, all such shares being of one class of common stock with a par value of $0.01 per share.
     FIFTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, amend, alter and repeal the bylaws of the Corporation, without any action on the part of the stockholders, except as may otherwise be provided by applicable law or the bylaws of the Corporation.
     SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
     SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as the same exists or hereafter may be amended.

EIGHTH: The name and mailing address of the incorporator is:

Name	Mailing Address

David Bolton	Oklahoma Tower
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102

     NINTH: The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation are:

Name	Mailing Address
David Lawler	Oklahoma Tower
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102

Eddie LeBlanc	Oklahoma Tower
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102

     The undersigned incorporator hereby acknowledges that the foregoing is his act and deed and that the facts herein stated are true, and accordingly has executed this certificate this 1st day of July, 2009.

/s/ David Bolton
David Bolton
Incorporator